Exhibit 5.1
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
March 17, 2011
Willis Group Holdings Public Limited Company
51 Lime Street
London EC3M 7DQ
England
Ladies and Gentlemen:
          We have acted as counsel to Willis Group Holdings Public Limited Company, a company organized and existing under the laws of Ireland (the “Company”), Willis Netherlands Holdings B.V., a company organized and existing under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Trinity Acquisition plc, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales and Willis North America Inc., a Delaware corporation (collectively, the “Guarantors”) in connection with the offer and sale by the Company of $300,000,000 aggregate principal amount of 4.125% Senior Notes due 2016 (the “2016 Notes”) and $500,000,000 aggregate principal amount of 5.750% Senior Notes due 2021 (the “2021 Notes”), fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the 2016 Notes and the 2021 Notes, the “Securities”), pursuant to the underwriting agreement, dated March 14, 2011 (the “Agreement”), among the Company, the Guarantors and Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein.
          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-160129), filed by Willis Group Holdings Limited (the “Predecessor Issuer”) on June 19, 2009, (as amended by Post-Effective Amendment No. 1 filed by the Predecessor Issuer on September 22, 2009, Post-Effective Amendment No. 2 filed by the Company on January 4, 2010 and Post-Effective Amendment No. 3 filed by the Company on March 14, 2011, the “Registration Statement”), (ii) the prospectus, dated as of March 14, 2011 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the preliminary prospectus supplement, dated March 14, 2011 (iv) the prospectus supplement, dated March 14, 2011 (the “Prospectus Supplement”), (v) the base indenture, dated as of March 17, 2011, among the Company, The Bank of New York Mellon as trustee and the Guarantors named therein, as supplemented by the first supplemental indenture dated March 17, 2011 (the “Indenture”); (vi) the opinion delivered by Matheson Ormsby Prentice dated March 17, 2011 attached hereto as Exhibit 1 (the “Matheson Opinion”); (vii) the opinion delivered by Baker & McKenzie dated March 17, 2011 attached hereto as Exhibit 2 (the “Baker Opinion”); (viii) the opinion of Weil, Gotshal & Manges dated March 17, 2011, attached hereto as Exhibit 3

(the “Weil UK Opinion”); and (vix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”
          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. As to (i) the valid existence of the Company and the Guarantors, (ii) that the Company and the Guarantors have the requisite corporate power and authority to enter into and perform the obligations under the Securities and (iii) the due authorization, execution and delivery of the Securities by the Company and the Guarantors, we have relied upon the Matheson Opinion, the Baker Opinion and the Weil UK Opinion.
          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (assuming the due authorization, execution and delivery of the Indenture and the Notes by the Trustee) the Securities constitute valid and binding obligations of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          The opinions expressed herein are limited to the laws of the State of Delaware, the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
          We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP

Exhibit 1
[LETTERHEAD OF MATHESON ORMSBY PRENTICE]
Willis Group Holdings plc
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

Our Ref	Your Ref	17 March 2011
PMY/NAL/661076/7
Sirs
WILLIS GROUP HOLDINGS PLC
We have acted as Irish Solicitors to Willis Group Holdings plc (the “Company”), in connection with the Notes (as defined below) issued by it and which are jointly and severally, unconditionally and irrevocably guaranteed by Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition Plc, Willis Group Limited and Willis North America Inc. (the “Guarantors”). In this regard we refer you to:
(a)	a Form S-3 registration statement filed by the Company with the U.S. Securities Exchange Commission (the “SEC”) on 19 June 2009 (as amended by Post-Effective Amendment No. 1 filed by the Company on 22 September 2009, Post-Effective No. 2 filed by the Company on 4 January 2011 and Post-Effective Amendment No. 3 filed by the Company on 14 March 2011) (the “Registration Statement”);

(b)	a prospectus dated 14 March 2011 which forms part of the Registration Statement (the “Base Prospectus”);

(c)	a prospectus supplement dated 14 March 2011 which supplements the Base Prospectus (the “Prospectus Supplement”);

(d)	a preliminary prospectus supplement filed with the SEC on 14 March 2011 (the “Preliminary Prospectus Supplement”);

(e)	the global note representing the $300,000,000 4.125% Senior Notes due 2016 executed by the Company and authenticated by the Trustee on 17 March 2011 (the “2016 Senior Notes”); and

(f)	the global note representing the $500,000,000 5.750% Senior Note dues 2021 executed by the Company and authenticated by the Trustee on 17 March 2011 (the “2021 Senior Notes”).
The Base Prospectus, the Prospectus Supplement and the Preliminary Prospectus are together herein referred to as the “Prospectus”. The 2016 Senior Notes and the 2021 Senior Notes are together herein referred to as the “Notes”.
The Company has requested that we provide this opinion in connection with the filing of the Registration Statement with the SEC.

1	BASIS OF OPINION

1.1	Subject to the contents of the final paragraph of this opinion, this opinion may not be relied upon by any person other than the addressee.

1.2	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect as at the date of this opinion and is based on legislation published, and cases fully reported, as at that date. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the Company or any other person, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in any of the documents listed at paragraph 0 below nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6	For the purpose of giving this opinion, we have examined copies of the following documents and such Irish laws as we have considered necessary and appropriate for the purposes of this opinion:
1.6.1	a copy of the Registration Statement;

1.6.2	a copy of the Prospectus;

1.6.3	a copy of an indenture dated 17 March 2011 entered into between (i) the Company (as issuer), (ii) the Guarantors (as guarantors) and (iii) The Bank of New York (as trustee) (the “Trustee”) (the “Indenture“);

1.6.4	a copy of a first supplemental indenture dated 17 March 2011 entered into between (i) the Company (as issuer), (ii) the Guarantors (as guarantors) and (iii) the Trustee (the “First Supplemental Indenture”); and

1.6.5	a copy of the underwriting agreement dated 14 March 2011 entered into between (i) the Company (as issuer), (ii) the Guarantors (as guarantors) and (iii) Barclays Capital Inc., Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated (as representatives of the Underwriters as defined therein) (the “Underwriting Agreement”);

1.6.6	a copy of an assistant secretary’s certificate dated 17 March 2011 signed by the assistant secretary of the Company (the “Secretary’s Certificate”) certifying, among other things, that:
(a)	the copy of the resolutions passed by the directors of the Company by way of written resolutions attached thereto are and the written consent of the pricing committee attached thereto is a true, correct and complete copy of the original and that such resolutions have not and such written consent has not been amended or modified and such resolutions are and such written consent is in full force and effect; and

(b)	the memorandum and articles of association of the Company of the Company attached thereto as Exhibit A are a true, correct and complete copy as in effect at the date of the Secretary’s Certificate; and

1.6.7	searches carried out on 16 March 2011 at the Companies Registration Office and the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court in relation to the Issuer (the “Searches”).
The Indenture, the First Supplemental Indenture and the Underwriting Agreement are referred to herein as the “Documents”.
2.	ASSUMPTIONS:

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

2.1	the truth, completeness and accuracy of the copy of any document of which we have examined a photocopy;

2.2	that any copies produced to us are true and exact copies of the documents as executed and that the original was executed in the manner appearing on the copy;

2.3	that the certified copies produced to us of the written resolutions of the board of directors of the Company referred to in paragraph 0 (the “Resolutions”) are a true copy of the original; and that the Resolutions were duly passed and have not been amended or rescinded and are and will remain in full force and effect;

2.4	the written consent of the pricing committee (the “Written Consent”) referred to in paragraph 0 is a true copy of the original; and that the Written Consent was duly given, has not been revoked or varied and remains in full force and effect (in this regard we refer you to the certificate referred to in to in paragraph 0);

2.5	that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Documents and performance by the Company of the transactions contemplated thereby including the issuance of the Notes, not disclosed by the memorandum and articles of association of the Company or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

2.6	that all signatures on all original or copy documents which we have examined are genuine;

2.7	that the Documents are all the documents relating to the issue of the Notes and that there are no agreements or arrangements in existence which in any way amend or vary the terms of the issue of the Documents or the Notes to be issued or in any way bear upon or are inconsistent with the opinions stated herein;

2.8	the accuracy and completeness of the information disclosed in the Searches;

2.9	that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and/or this opinion (“Ancillary Documents”) are:
2.9.1	within the capacity and powers of, have been validly authorised, executed and delivered by the parties thereto; and

2.9.2	are not subject to avoidance by any persons
under all applicable laws and in all applicable jurisdictions other than (in the case of the Company) the laws of Ireland and the jurisdiction of Ireland;

2.10	that the Documents will constitute valid, legal binding and enforceable obligations of the parties thereto under all applicable laws and in all applicable jurisdictions;

2.11	that the Notes will constitute valid, legal binding and enforceable obligations of the Company under all applicable laws and in all applicable jurisdictions;

2.12	insofar as any of the Documents or Ancillary Documents or the Notes fall to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.13	that the Company will derive a commercial benefit from entering into the Documents and that each of the Documents has been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms and, in particular, that the directors of the Company issued the Notes upon such terms and conditions and in such manner and for such consideration as they considered to be for the benefit of the Company;

2.14	the absence of fraud and the presence of good faith on the part of all parties to the Documents and the Notes and their respective officers, employees, agents and advisers;

2.15	that (a) the Company was fully solvent at the time of and immediately following the execution and delivery of the Documents; (b) the Company would not as a consequence of doing any act or thing which any of the Documents contemplates, permits or requires the Company to do, be insolvent (including the issuance of the Notes); (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company;

2.16	that the Documents and the Notes have been executed and delivered by a person or persons duly authorised to do so in the Resolutions;

2.17	that the representations and warranties by all parties (including the Company) to the Documents contained therein are at all times true and correct in all respects (excluding the representations and warranties as to matters of Irish law on which we have specifically and expressly given our opinion);

2.18	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion (other than matters of Irish law specifically covered by this opinion);

2.19	that the Notes conform with the descriptions and restrictions contained in the Indenture and the First Supplemental Indenture and that the selling restrictions contained in the Prospectus Supplement have been and will be at all times observed.

2.20	that the transactions contemplated by the Documents and the payments to be made thereunder are not and will not be affected by any orders made by the Minister for Finance of Ireland under the Financial Transfers Act, 1992, which allows orders restricting financial transfers to be made in compliance with Ireland’s international obligations and in conformity with European Union law; and

2.21	that the Company has not by virtue of the Documents given financial assistance (whether directly or indirectly) in connection with the subscription for or purchase of shares in itself or any company which is its holding company (if any).

3.	QUALIFICATIONS:

This opinion is subject to the following qualifications:

3.1	In the English case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause the document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory. An Irish court is not bound to follow English judgments, and dicta of the English courts do not have persuasive authority in Ireland. Nevertheless, if the signature page to any Document signed by the Company was taken from a draft version of the relevant Document and was attached to the final version of such Document after being signed by the Company, it is possible that an Irish court might hold that such Document was invalidly executed by the Company.
3.2	This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the Company and except as provided below it may not be relied upon by any other person or used for any other purpose. We assume no obligation to update the opinions set forth in this letter.

4	OPINION

On the basis and subject to the assumptions and qualifications set out above, we are of the opinion that:

4.1	the Company is a public limited company duly organised and validly existing under the laws of Ireland;

4.2	the Company had (at the time of execution and delivery) and has all the requisite power and authority to execute, deliver and perform its obligations under the Documents and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes to be issued;

4.3	the Documents have been duly authorised, executed and delivered by the Company; and

4.4	the Notes have been duly authorised by the Company for offer, sale, issuance and delivery pursuant to the Documents and have been duly executed and delivered by it.
We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm under the heading: “LEGAL OPINIONS” in the Prospectus Supplement. In addition we consent to the reliance by Weil, Gotshal & Manges LLP as to matters of Irish law upon this opinion in connection with opinions to be rendered by them on the date hereof. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Yours faithfully,
/s/ MATHESON ORMSBY PRENTICE
MATHESON ORMSBY PRENTICE

Exhibit 2
[LETTERHEAD OF BAKER & McKENZIE AMSTERDAM N.V.]

To:
Willis Group Holdings Public Limited Company
51 Lime Street
London EC3M 7DQ
England
Edwin T.H. Liem
Office: +31 (020) 5517514
Fax: +31 (020) 6267949
Edwin.Liem@bakermckenzie.com

March 17, 2011
Re: Willis Netherlands Holdings B.V.
Dear Ladies and Gentlemen,
You have requested us to render an opinion on matters of Dutch law in relation to Willis Netherlands Holdings B.V., a private limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Hoogoorddreef 60, 1101 BE Amsterdam, The Netherlands, registered with the trade register under number 34367289 (the “Company”), in connection with the indenture, dated March 17, 2011, as supplemented by the first supplemental indenture, dated March 17, 2011, both among Willis Group Holdings Public Limited Company, as issuer of the relevant securities, the Company and various other entities, as the guarantors, and The Bank of New York Mellon as the Trustee (the “Indenture”).
Scope of Opinion
This opinion is given only with respect to Dutch law in force at the date of this opinion letter as applied by the Dutch courts. No opinion is expressed or implied as to the laws of any other jurisdiction.
Documents Examined
For the purposes of rendering this opinion, we have examined copies of the following documents:

(a)	the Indenture, a copy of which is attached hereto as Schedule 1, and which is expressed to have been executed on behalf of the Company in Amsterdam, the Netherlands by Mr. Adriaan Cornelis Konijnendijk, acting upon a power of attorney;

(b)	the resolution in writing by the board of managing directors of the Company, dated March 14, 2011, in relation to the Indenture of which a copy is attached hereto as Schedule 2 (the “Board Resolution”) containing among others a power of attorney granted to Mr. Adriaan Cornelis Konijnendijk, to individually execute the Indenture and to do all such acts as may be ancillary thereto on behalf of the Company (the “Power of Attorney”);

(c)	the resolution in writing by the general meeting of shareholders of the Company, dated March 14, 2011 in relation to the Indenture, of which a copy is attached hereto as Schedule 3 (the “Shareholder’s Resolution”);

(d)	the deed of incorporation of the Company, executed on November 27, 2009 before Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam (the “Incorporation Deed”);

(e)	the excerpt dated March 17, 2011 in relation to the registration of the Company at the trade register in Amsterdam (the “Trade Register”) under file number 34367289 (the “Excerpt”);

(f)	the Shareholder Register of the Company (the “Shareholder Register”).
Assumptions
For the purpose of rendering this opinion we have assumed:
(i)	that (a) the Incorporation Deed is a valid notarial deed (notariële akte) and that the contents thereof are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the Incorporation Deed) on the basis of which a court might dissolve the Company;

(ii)	that the articles of association of the Company as included in the Incorporation Deed (the “Articles”) are the articles of association of the Company as in force on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt);

(iii)	that the information contained in the Excerpt, the Shareholder Register, the Board Resolution and the Shareholder’s Resolution is complete, true and correct as of the date hereof;

(iv)	without independent investigation, the accuracy of the statements made (whether orally or in writing) by the officials of (i) the Trade Register, (ii) the civil registrar (civiele griffie) of the district court (arrondissementsrechtbank) of Amsterdam and (iii) the office of the bankruptcy registrar (faillissementsgriffie) of the district court of Amsterdam;

(v)	the conformity to the originals of all documents submitted to us as copies and the genuineness of all signatures on the original documents, and that the signatures appearing on these documents are the signatures of the persons purporting to have signed such documents;

(vi)	the legal capacity (handelingsbekwaamheid) of all individuals who have signed the Indenture, the Board Resolution and the Shareholder’s Resolution or have given or will give confirmations on which we rely;

(vii)	the due incorporation, valid existence and good standing -where such concept is relevant- and the corporate power and authority of, the due authorization and execution of the Indenture by,

each of the parties thereto, other than the Company, under any applicable law and the due delivery of the Indenture, other than by the Company, under any applicable law in which such concept is relevant;
(viii)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Indenture under any applicable law, other than Dutch law, and in any jurisdiction, other than the Netherlands, in which any obligation under the Indenture is to be performed;

(ix)	that since the Incorporation Deed no deeds of merger (fusie) or demerger (splitsing) to which the Company is party have been executed before a civil law notary; that the Company has not been dissolved (ontbonden) granted a moratorium of payment (surseance van betaling verleend) or declared bankrupt (failliet verklaard). In this respect we inform you that the office of the bankruptcy registrar of the court of Amsterdam has confirmed to us by telephone at the date hereof that on or prior to the date hereof, the Company has not been declared bankrupt and has not been granted a moratorium of payments and that no petition has been presented, nor an order made by a court, for the bankruptcy or moratorium of payments of the Company. Although not constituting conclusive evidence thereof, our assumption is supported by (i) the contents of the Excerpt and (ii) information obtained by telephone today from the office of the bankruptcy registrar of the court of Amsterdam. In connection herewith, we note, however, that it is possible that after our telephone call a petition is made to the office of the bankruptcy registrar of the court of Amsterdam to have the Company declared bankrupt or to grant a moratorium of payments. Such bankruptcy or moratorium of payments would have retroactive effect from 00.00 hours of this date. The Trade Register has confirmed to us that on or prior to the date hereof, (a) the Company has not filed a resolution for its voluntary liquidation (vrijwillige liquidatie) and (b) that the Trade Register is not itself taking steps to have the Company dissolved. We have not performed any further investigation in this respect;

(x)	that the Company has not installed a works council (ondernemingsraad) within the meaning of the Dutch Works Council Act (Wet op de ondernemingsraden);

(xi)	that the Indenture constitutes legal, valid, binding and enforceable obligations of all parties thereto, under the applicable laws of New York and /or any other laws to which the parties are subject, other than the laws of the Netherlands;

(xii)	that the Board Resolution and the Shareholder’s Resolution have not been revoked or amended and are in full force and effect without modification as per the date hereof.

(xiii)	that the Company derives a benefit from entering into the Indenture, and that the entering into the Indenture is in the corporate interest of the Company which assumption — although not constituting conclusive evidence — is supported by a statement in the Board Resolution.
We have understood that the Indenture is expressed to be governed by the laws of the State of New York, or in any event by laws other than the laws of the Netherlands. We express no opinion as to the validity of the Indenture under the laws of the State of New York, and any laws (including the laws of the European Union) other than the laws of the Netherlands, in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts, administrative rulings and authoritative literature and no opinion is given that the future or continued performance of any of the Company’s obligations or the consummation of the transactions contemplated by the Indenture will not contravene such laws, application or interpretation. We do not give any opinion on any matters of fact, tax law, anti-trust law, treaties or international law, including without limitation the law of the European Union, unless implemented in Dutch law.
We have further relied on the statements made by the board of managing directors of the Company in the Board Resolution and the statements made by the shareholder of the Company in the Shareholder’s Resolution and we have assumed without independent investigation, except as indicated otherwise herein, that such statements are correct and true.
Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the Dutch law and this opinion should be read and understood accordingly. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Dutch law and exclusively be brought before a Dutch court.
We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the documents reviewed by us for the purpose of rendering this opinion, with the exception of those matters on which we specifically and expressly give our opinion. To the extent that the facts stated in any of the documents listed above (or orally confirmed) are relevant to the contents of this opinion, we have assumed, that such facts, representations and warranties are correct, save to those matters on which we specifically and expressly give our opinion.
Opinion
Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications listed herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:
I. Corporate Status of the Company
The Company is duly incorporated as a private limited liability company (Besloten Vennootschap met beperkte aansprakelijkheid) and is validly existing and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognized meaning under Netherlands law).
II. Corporate capacity / Corporate actions
The Company has the necessary corporate capacity to enter into and perform the Indenture, to which it is a party, and has taken all necessary corporate actions to authorize the execution, delivery and performance of the Indenture.
III. Due execution
In accordance with article 19.1 of the Articles, the board of managing directors of the Company shall represent the Company. The authority to represent the Company shall also be vested in a managing director A and a managing director B acting jointly.
According to the Excerpt the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk (managing director A), Dennis Beets (managing director A), Paulus Cornelis Gerhardus van Duuren (managing director A), Charles William Mooney (managing director B) and Sarah Joan Turvill (managing director B) (jointly the “Board Members”).
Since the Board Resolution, which contains the Power of Attorney is expressed to have been executed by all of the Board Members, the Power of Attorney has been validly issued on behalf of the Company.
Thus, the execution of the Indenture on behalf of the Company by means of the signature of Mr. Konijnendijk acting upon the Power of Attorney constitutes a due execution of the Indenture on behalf of the Company.

Qualifications
The opinions expressed above are subject to the following qualifications:
(A)	The opinions expressed herein may be affected or limited by (a) the general defenses available to obligors under Dutch law in respect of the validity and enforceability of agreements and (b) the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganisation, moratorium of payment (surseance van betaling) and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.
(B)	Under Dutch law, to the extent it applies, the rights and obligations of the parties to the Indenture are subject to (a) the principle of reasonableness and fairness (redelijkheid en billijkheid), which under Dutch law governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions, and (b) the general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of an agreement. In particular, an agreement may be voided by the courts of the Netherlands if it was made through undue influence (misbruik van omstandigheden), fraud (bedrog), threat (bedreiging) or error (dwaling) of any of the parties to such agreement.
(C)	In order to obtain a judgment which is enforceable against the Company in the Netherlands, a claim should be brought against the Company before the competent courts of the Netherlands.
In the absence of an applicable convention between the United States of America and the Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a court in the United States of America against the Company will not be automatically recognized and enforced by the courts of the Netherlands. The final judgment against the Company obtained in a New York court may be submitted to the courts of the Netherlands and may be considered by the court as evidence on how New York law should be applied in the relevant situation. The courts of the Netherlands are, however, not obliged to follow such final judgment.
The enforcement in Dutch courts is subject to Dutch procedural law. When applying the law of any jurisdiction (including the Netherlands), the courts in the Netherlands may:
–	give effect to mandatory rules of the law of another jurisdiction with which the situation has a close connection, if and to the extent that, under the laws of the latter jurisdiction, those rules must be applied irrespective of the chosen law;

–	apply the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the Indenture; and

–	refuse to apply the law of any jurisdiction if such application is manifestly incompatible with the principles of good morals (goede zeden) or public policy (openbare orde) of the Netherlands.
(D)	Under the Dutch rules of corporate benefit, financial assistance and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by the Company may be contested. In particular:
–	The validity of a transaction may under Dutch law furthermore be affected by the ultra vires (doeloverschrijding) provisions of article 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realize the objects of such entity and the other parties to such transaction knew, or may not have been unaware, that such objects and purposes have been exceeded. It is important to take into account (a) the text of the objects clause in the articles of association of the entity, and (b) whether the entity derives certain commercial benefit from the transaction;
–	it is prohibited for the Company and any of its Dutch and foreign subsidiaries to give guarantees or security or to act as joint and several debtor or to make loans (unless in case of a private company with limited liability the loans do not exceed the amount of the freely distributable reserves of the company and the making of loans is permitted under its articles of association) for the purpose of the subscription or other acquisition by third parties of shares in the Company or of depository receipts issued in exchange for these shares; and;

–	if a legal act performed by the Company is prejudicial to the interests of its creditors, the validity of such legal act may in certain circumstances be contested by such creditors or the public receiver in the bankruptcy of the Company.
(E)	The Excerpt may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the taking of a corporate action and the filing of the necessary documentation at the Trade Register and a further delay between such filing and an entry appearing on the file of the Company at the Trade Register.
(F)	It should be noted in connection with the opinion under III. that under Dutch law there is no concept of the delivery of documents which determines the validity and/or binding effect of executed documents.
This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.
A copy of this opinion may be appended to the Exhibit 5 opinion given by Weil, Gotshal & Manges dated March 17, 2011 and filed with the Securities and Exchange Commission.
This opinion is solely rendered by Baker & McKenzie Amsterdam N.V., and Baker & McKenzie Amsterdam N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.
In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.
This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.
Yours sincerely,
Baker & McKenzie Amsterdam N.V.
/s/ Baker & McKenzie Amsterdam N.V.

Exhibit 3

One South Place
London EC2M 2WG
+44 20 7903 1000 tel
+44 20 7903 0990 fax
17 March 2011
To:
Willis Group Holdings Public Limited Company
51 Lime Street
London EC3M 7DQ
England
Dear Ladies and Gentleman
Willis Group Holdings Public Limited Company
U.S. $300,000,000 4.125% Senior Notes due 2016 and U.S. $500,000,000 5.750% Senior Notes due 2021 (collectively, the “Securities”)
1	Introduction

We have acted as legal advisers to Willis Investment UK Holdings Limited, TA I Limited, Trinity Acquisition plc and Willis Group Limited (each a “U.K. Guarantor”) on matters of English law with respect to an underwriting agreement between Willis Group Holdings Public Limited Company as issuer of the Securities (the “Issuer”), Willis Netherlands Holdings B.V. and Willis North America Inc. (together, the “Non-U.K. Guarantors” and together with the U.K. Guarantors, the “Guarantors”), the U.K. Guarantors and the several underwriters named in Schedule I therein (the “Underwriters”), dated as of 14 March 2011 (the “Underwriting Agreement”) and an indenture dated as of 17 March 2011, to be supplemented by the first supplemental indenture dated as of 17 March 2011 (such indenture, as supplemented by such first supplemental indenture, the “Indenture”) between the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”) (including guarantees by the U.K. Guarantors of the Issuer’s obligations under the Securities (the “Guarantees”)), each governed by New York law.

1.1	We have agreed to provide this letter to you on the understanding and the conditions set out in this letter. In this matter we have taken instructions solely from the U.K. Guarantors.

1.2	You may rely on the opinions stated in this letter, subject to the assumptions, reservations and observations set out below.
Weil, Gotshal & Manges is a partnership of solicitors, exempt European Lawyers and registered foreign lawyers. A list of the names and professional qualifications of the partners is available at the above address. Regulated by the Solicitors Regulation Authority with registration number 192479.

17 March 2011

2	Documents examined

2.1	In order to give this opinion we have only examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, and the documents and certificates listed in the Schedule to this letter (together the “Documents”) and have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

2.2	Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Indenture. In addition, we have not examined any corporate or other records of any of the parties to the Indenture (other than in respect of the U.K. Guarantors) nor made any enquiries concerning any of the parties to the Indenture (other than in respect of the U.K. Guarantors) for the purposes of this opinion.

2.3	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We have made no investigation of and therefore express or imply no opinion as to the laws of any other jurisdiction or as to the application of English or any other law by any other courts.

3.2	We express no opinion on European Union law as it affects any jurisdiction other than England.

3.3	We express no opinion as to the effect that any future event or any act of the parties to the Indenture or any third parties may have on the matters referred to in this letter.

3.4	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law. We do not undertake any responsibility to advise you of any change to this opinion after the date of this letter.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:
4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

17 March 2011

4.1.3	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity and completeness of those original documents;

4.1.4	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.5	to the extent that the laws of New York or any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion;

4.1.6	that the Agreements have been delivered under New York law by each of the U.K. Guarantors;

4.1.7	that the directors of each of the U.K. Guarantors in authorising execution of the Indenture have exercised their powers in accordance with their duties under all applicable laws and the articles of association of the U.K. Guarantors;

4.1.8	that each of the statements contained in the Secretary’s certificate of each of the U.K. Guarantors dated 17 March 2011 respectively, and listed in the Schedule to this letter, are true and correct at the date of this letter; and

4.1.9	that the information revealed by our on-line company search through the Companies House Direct service in respect of the U.K. Guarantors and our oral enquiry of the Companies House contact centre of 17 March 2011 was accurate in all respects and that nothing has occurred since those searches to make that information inaccurate in any respect;

4.1.10	that the information revealed by our oral enquiry of 17 March 2011 of the clerk of the Central Registry of winding up petitions and the manual register of petitions, applications and notices in the London area in relation to the U.K. Guarantors was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

4.1.11	that the unanimous written consents of the board of directors of each of the U.K. Guarantors inspected for the purpose of this opinion were (or, as the case may be, will be) duly passed and that such resolutions have not been, and will not be, amended or rescinded.

17 March 2011

5	Opinion

5.1	Based on the above assumptions, and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant we are of the opinion that:
5.1.1	each of the U.K. Guarantors is a company duly incorporated under the laws of England and Wales and the results of our searches revealed no order or resolutions to wind-up the U.K. Guarantors and no notice of appointment in respect of the U.K. Guarantors of a liquidator, receiver or administrative receiver; and

5.1.2	the execution of the Indenture has been duly authorised by all necessary corporate action on the part of each of the U.K. Guarantors and the Indenture has been duly executed by each of the U.K. Guarantors.
A copy of this opinion may be appended to the Exhibit 5 opinion given by Weil, Gotshal & Manges dated 17 March 2011 and filed with the Securities and Exchange Commission.
Yours faithfully,
Weil, Gotshal & Manges

17 March 2011

SCHEDULE
1	A copy of the Secretary’s certificate given by Sarah Lewis on behalf of the Company Secretary for each of the U.K. Guarantors respectively and dated 17 March 2011, attaching (in each case certified as true and complete):
1.1	a copy of the articles of association of each of the U.K. Guarantors;
1.2	a list of persons who, as an officer or director of each U.K. Guarantor, signed the Indenture; and
1.3	a copy of the unanimous written consents of the board of directors of each of the U.K. Guarantors, approving the giving of the Guarantees and the execution and delivery of the Indenture, each dated 14 March 2011.
2	The Indenture.